Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

To the Board of Directors of
Biostar Pharmaceuticals, Inc.

We hereby consent to your incorporation by reference in the Registration Statement on Form S-3 (No. 333-192963), S-8 (No. 333-190867) and S-8 (No. 333-197496) of Biostar Pharmaceuticals, Inc. of our report dated April 15, 2015 relating to the consolidated financial statements of Biostar Pharmaceuticals, Inc. as of and for the year ended December 31, 2014, which appears in the Annual Report on Form 10-K of Biostar Pharmaceuticals, Inc., for the year ended December 31, 2014, which report will be filed with the U.S. Securities and Exchange Commission on April 15, 2015.

/s/ Mazars CPA Limited
Mazars CPA Limited Certified Public Accountants
Hong Kong
April 15, 2015